SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

This Second Amendment to Office Lease Agreement (this "Amendment") is executed as of October _______ , 2008, between SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership ("Landlord"), and OXYSURE SYSTEMS, INC., a Delaware corporation ("Tenant"). Capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease, as defined below.

RECITALS:

A.   WHEREAS, Landlord and Tenant have entered into that certain Office Lease Agreement dated March 6, 2007 for the lease of property located in Frisco County, Texas, and more particularly described therein, as further amended by that certain First Amendment to Office Lease Agreement dated August 23, 2007 (as amended, the "Lease"); and further

B.   WHEREAS, subject to the terms and conditions contained herein, Tenant and Landlord wish to amend the Lease in order to reflect the agreement of Tenant and Landlord with respect to certain matters contained therein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. Base Rent Deferral. Tenant's monthly installments of Base Rent shall be deferred for the months of October, November and December of 2008 ("Deferral Period") (provided, that notwithstanding such deferral of Base Rent, all other sums due under the Lease shall be payable as provided for in the Lease). Tenant must pay all such deferred Base Rent ("Deferred Base Rent") during the months of January, February, March, April, May and June of 2009 ("Reconciliation Period"). The deferral of Base Rent is conditioned upon the full performance by Tenant of all other obligations under the Lease. The parties hereby agree that it will not be an Event of Default under the Lease for Tenant to defer payment of Base Rent during the Deferral Period, provided that Tenant pays all Deferred Base Rent during the Reconciliation Period in accordance with the payment schedule set forth herein. If Tenant fails to pay the Deferred Base Rent during the Reconciliation Period, then failure to pay the Deferred Base Rent during the Deferral Period shall be an Event of Default and Landlord may exercise any and all rights and remedies available to it under the Lease and at law and equity. Nothing contained in this Amendment shall in any way alter or affect Tenant's obligation to pay Base Rent, Additional Rent or any other sum or amount due under the Lease except as expressly set forth herein. The definition of Base Rent in Section 1.1 of the Lease is hereby amended as follows:

Lease Year	Base Rent per Square Foot of Rentable Area (per year)		Annual Base Rent	Monthly Base Rent
1	S8.50		$137,700.00	$11,475.00
	$10.75	*	$174,150.00	$14,512.50

3	$12.00	SI 94,400.00	$16,200.00
4	$12.25	$198,450.00	$16,537.50
5	$12.50	$202,500.00	$16,875.00
* Notwithstanding the foregoing, Base Rent shall be deferred during the months of October,November and December of 2008 and Base Rent shall equal $21,540.12 for the months of January, February, March, April, May and June of 2009.

2. Right to Terminate. Section 13.21(c) of the Lease is hereby deleted in its entirety and replaced with the following: "The effective date of the termination shall be the last day of the 48lh Lease Month (the "Termination Date")" If Tenant exercises its option to terminate the Lease pursuant to Section 13.21, Base Rent during Lease Year 4 shall increase from $12.25 to $14.00 per square foot of rentable area per year.

3. Broker Fees. AH fees that become due and owing to Broker under the Lease or any other separate written agreement in connection with the negotiation or execution of this Amendment are deferred until January 2011. Broker has executed this Amendment solely in acknowledgment of this Paragraph 3. The Amendment shall be effective for all purposes upon execution by both Tenant and Landlord.

4. Ratification. Landlord and Tenant hereby ratify and confirm their obligations under the Lease. Additionally, both the Landlord and the Tenant confirm and ratify that, as of the date hereof, the Lease is and remains in good standing and in full force and effect. Further, Landlord ratifies and confirms that (a) to Landlord's actual knowledge, there is no existing default by Tenant under the Lease, and (b) Landlord knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease. Further, Tenant ratifies and confirms that (a) to the Tenant's actual knowledge, there is no existing default by Landlord under the Lease, and (b) Tenant knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease.

5. Binding Effect: Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of Texas.

6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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Executed as of the date first written above.

LANDLORD: SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership

TENANT: OXYSURE SYSTEMS, INC., a Delaware corporation

ACKNOWLEDGED BY:

BROKER:

STUNLY, Inc., a NEW YORK corporation

Dallas l\5300938/2
45373-7 11/24/2008